Converted Organics Reports Second Quarter 2010 Financial Results

BOSTON, August 9, 2010 – Converted Organics Inc. (Nasdaq: COIN) today announced financial results for the second quarter ended June 30, 2010.

Second Quarter and Recent Highlights

•	Second quarter revenue totaled $1.8 million, an increase of 84% over $1.0 million in the second quarter of 2009 and 112% over revenue of $0.9 million in the first quarter of 2010.

•	Sales from the Company’s Gonzales, California facility totaled $1.1 million, a 39% year-over-year increase from $0.8 million in the second quarter of 2009 and an 88% increase over $0.6 million in the first quarter of 2010.

•	The Company achieved gross margin of 25% from its Gonzales, California facility in the second quarter of 2010, compared with a 16% gross margin for the first quarter of 2010 and negative gross margin from the facility in the second quarter of 2009 due to sales volumes not yet being high enough to cover all fixed production costs and higher than anticipated production and transportation costs.

•	Revenue for the six months ended June 30, 2010 increased 81% to $2.7 million, compared with $1.5 million in the six months ended June 30, 2009.

•	On July 6, 2010, entered into an agreement to acquire TerraSphere Systems LLC (“TerraSphere”) in a stock transaction with a maximum estimated purchase price of $25.8 million.

•	Completed reorganization and headcount reductions related to Boston, MA headquarters and Woodbridge, NJ manufacturing facility, that are expected to reduce expenses by $2.1 million annually.

“The first half of 2010 was a transitional period for Converted Organics, as we took steps toward our goal of building a vertically-integrated portfolio of green assets,” said Edward J. Gildea, President of Converted Organics. “We are proud of the strong sales growth we achieved overall, as well as the significant operational improvements at our Gonzales facility, which generated gross margins of 25% during the second quarter. More important than these individual achievements is the strategic progress we have made recently, with our planned entry into the vertical farming market through the proposed acquisition of TerraSphere Systems LLC. We believe that vertical farming has tremendous growth potential for both food production and the development of plant-based pharmaceutical, neutraceutical and cosmeceutical compounds. We believe that TerraSphere’s patented technology is among the most advanced in the industry, a belief that is supported by their partnerships and collaboration with the USDA and a number of private sector organizations. As we work toward completion of this acquisition, we are excited about the opportunities in this emerging industry and are confident in our ability to establish Converted Organics as an early leader in this nascent market.”

Mr. Gildea continued, “Our recently announced reorganization and efforts to restructure $25.4 million of debt and other obligations related to our Woodbridge, NJ facility has the potential to reduce our cash requirements in 2011 by an additional $3.8 million over the $2.1 million associated with reduced operating expenses and better position the Company for business development and synergistic portfolio expansion into complementary markets. Although we have faced a variety of challenges in our efforts to grow Converted Organics’ business, we have made a great deal of progress in a number of areas. We believe that the stage is set for future growth and look forward to sharing our progress as we begin achieving key strategic and operational milestones.”

Conference Call Details

Management will conduct a conference call to discuss the second quarter results and other recent developments, Tuesday, August 10, 2010 at 9:00 a.m. EDT. Shareholders who wish to participate in the conference call may telephone (888) 428-7458 from the U.S. or (201) 604-5177 from international locations, approximately 15 minutes prior to the call. A digital replay will be available by telephone for two weeks and may be accessed by dialing (888) 632-8973, or (201) 499-0429 from international locations, using digital replay code 99818398(#). The call will also be available via a live webcast on the Converted Organics website at www.convertedorganics.com under the tab Investors and submenu Events & Presentations.

About Converted Organics Inc.

Converted Organics (Nasdaq: COIN) (www.convertedorganics.com), based in Boston, MA, is dedicated to producing high-quality, all-natural, organic soil amendment and fertilizer products through food waste recycling. The Company uses its proprietary High Temperature Liquid Composting (HTLC) system, a proven, state-of-the-art microbial digestion technology, to process various biodegradable food wastes into dry pellet and liquid concentrate organic fertilizers that help grow healthier food and improve environmental quality. Converted Organics sells and distributes its environmentally-friendly fertilizer products in the retail, professional turf management, and agribusiness markets.

To be added to Converted Organics’ email distribution for future news releases, please send your request to COIN@tpg-ir.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. Forward-looking statements include, the expected costs savings realized in the restructuring, the growth potential of vertical farming, the ability to complete the TerraSphere acquisition and the ability of the Company to be a leader in TerraSphere’s market . These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in the “Risk Factors” section in the Company’s most recently filed annual report on Form 10-K, as updated in the Company’s quarterly reports on Form 10-Q filed since the annual report, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

Investor Contacts:
The Piacente Group, Inc. | Investor Relations
Lee Roth
Tel: +1-212-481-2050
Email: COIN@tpg-ir.com

Jim Blackman, 713-256-0369
PR Financial Marketing
jim@prfmonline.com

Tables to Follow:

	CONVERTED ORGANICS INC.
	CONSOLIDATED BALANCE SHEETS
		June 30, 2010	December 31, 2009
		(Unaudited)	(Audited)
	ASSETS
CURRENT ASSETS
Cash		$2,053,028	$10,708,807
Restricted cash		583,393	583,393
Accounts receivable, net		1,071,195	140,657
Inventories		213,519	448,748
Prepaid rent		692,928	600,684
Other prepaid expenses		669,809	102,442
	Total current assets	5,283,872	12,584,731

Deposits		815,390	780,686
Restricted cash		29,769	29,769
Other assets		500,000	—
Property and equipment, net		18,068,637	18,626,910
Construction-in-progress		354,521	311,015
Capitalized bond costs, net		790,507	814,341
Intangible assets, net		1,851,615	1,995,619
	Total assets	$27,694,311	$35,143,071

	LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Term notes payable — current		$1,777,468	$2,274,413
Accounts payable		1,980,104	1,789,332
	Accrued compensation, officers, directors and consultants	652,696	769,056
Accrued legal and other expenses		601,492	406,403
Accrued interest		598,588	618,526
Convertible note payable		198,447	355,164
	Capital lease obligations — current	12,342	12,833
	Total current liabilities	5,821,137	6,225,727

	Capital lease obligation, net of current portion	22,464	27,742
	Term notes payable, net of current portion	102,151	973,339
Derivative liabilities		2,096,109	1,626,742
	Convertible note payable, net of current portion	-	17,767
Bonds payable		17,500,000	17,500,000
	Total liabilities	25,541,861	26,371,317

COMMITMENTS AND CONTINGENCIES		-	-
OWNERS’ EQUITY (DEFICIT)
	Preferred stock, $.0001 par value, authorized
	10,000,000 shares; no shares issued and outstanding	—	—
	Common stock, $.0001 par value, authorized 250,000,000 shares
	at June 30, 2010 and 75,000,000 shares at December 31, 2009	4,057	3,777
Additional paid-in capital		61,745,571	58,660,042
Accumulated deficit		(59,597,178)	(49,892,065)

	Total shareholders' equity	2,152,450	8,771,754

	Total liabilities and shareholders' equity	$27,694,311	$35,143,071

	CONVERTED ORGANICS INC.
	CONSOLIDATED STATEMENTS OF OPERATIONS
	Three month periods ended		Six month periods ended

	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenues	$1,825,607	$992,364	$2,685,433	$1,484,203
Cost of goods sold	3,239,316	2,113,074	5,205,417	3,757,264

Gross loss	(1,413,709)	(1,120,710)	(2,519,984)	(2,273,061)
Operating expenses
General and administrative expenses	2,489,216	2,502,643	6,578,717	4,175,661
Research and development	79,800	12,116	143,859	179,500
Depreciation expense	2,911	306,036	5,730	626,216
Amortization of capitalized costs	75,370	79,251	150,741	180,542
Amortization of license	8,549	4,125	17,097	8,250

Loss from operations	(4,069,555)	(4,024,881)	(9,416,128)	(7,443,230)

Other income/(expenses)
Interest income	253	11,952	534	22,247
Derivative gain/(loss)	1,133,884	2,886,460	(498,729)	4,298,445
Other income	69	39,201	69	39,201
Interest expense	(390,071)	(2,123,061)	(788,317)	(4,029,813)

	744,135	814,552	(288,985)	330,080

Loss before provision for income
taxes	(3,325,420)	(3,210,329)	(9,705,113)	(7,113,150)
Provision for income taxes	-	-	-	-

Net loss	$(3,325,420)	$(3,210,329)	$(9,705,113)	$(7,113,150)

Net loss per share, basic and diluted	$(0.08)	$(0.20)	$(0.25)	$(0.59)

Weighted average common shares outstanding	39,930,049	15,937,329	38,902,816	11,985,904